U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report (Date of earliest event reported): May 13, 2005

GLASSMASTER COMPANY

(Exact name of small business issuer as specified in its charter)

South Carolina	0-2331	57-0283724

(State or other jurisdiction of	(Commission	(IRS Employer
Incorporation of organization	File Number)	Identification No.)

PO Box 788, Lexington SC	29071

(Address of principal executive offices)	(Zip Code)

Issuer’s Telephone Number, including area code: 803-359-2594

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01      Other Events

     Glassmaster Company (GLMA.OB) announced today that they plan to build a line of boats for the 2006 model year. Jim Burroughs has joined the company as Vice President and General Manager. Mr. Burroughs was formerly President of Torrington Automotive Division. The Marine Division will be formed as Glassmaster Marine LLC, 100% owned by the Glassmaster Company. Details of the product line, production objectives, and supplier and dealership arrangements will be presented in the near future.

     Glassmaster Company built over 40,000 boats during 32 years from 1958 to 1990. They built patrol boats for the DNR Departments in the states of Alabama, Louisiana, North Carolina, South Carolina and Virginia for over 25 years as well as for the U.S. Government. The company continued to serve the marine industry with products from Glassmaster Controls in Kalamazoo, Michigan such as throttle and shift controls for marine engines and accessories controls for boat builders.

     Glassmaster Company is a Lexington, South Carolina based processor-fabricator of thermoplastic and thermoset plastic materials, where it manufactures extruded monofilaments including sewing thread, filaments for papermakers’ fabrics, trimmer and fishing lines and specialty fiberglass products including the Glassmaster Composites Modular Building System™. The company also operates a plant in Kalamazoo, Michigan, where it manufactures and assembles a wide range of flexible steel wire controls, molded plastic control panels, electronic control panels, electronic test equipment and circuit boards.

Contact:	Raymond M. Trewhella, Chairman & CEO
Phone:	803-359-2594

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLASSMASTER COMPANY LEXINGTON, SC

Date: May 13, 2005	/s/ Raymond M. Trewhella

Raymond M. Trewhella (CEO and Chairman of the Board, Principal Executive Officer)

Date: May 13, 2005	/s/ Richard E. Trewhella

Richard E. Trewhella (Corporate Controller & Treasurer, Principal Financial Officer)

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